Exhibit 99.1

FOR IMMEDIATE RELEASE

FedEx Corp. Reports Expected Second Quarter Earnings
Full Year Earnings Outlook Reduced

MEMPHIS, Tenn., December 8, 2008 ... FedEx Corporation (NYSE: FDX) today announced that it expects to report earnings of $1.58 per diluted share for the second quarter ended November 30. Previous earnings guidance for the quarter was $1.40 to $1.60 per diluted share. For fiscal 2009, the company has reduced its earnings guidance to $3.50 to $4.75 per diluted share from the previous guidance of $4.75 to $5.25, as significantly weaker macroeconomic conditions are expected to offset the benefits from lower fuel prices and the announced departure of DHL from the U.S. domestic package market. This outlook assumes stable fuel prices.

“Second quarter results benefited from rapidly declining fuel prices and continued cost management,” said Alan B. Graf, Jr., executive vice president and chief financial officer. “However, demand for our services weakened sequentially throughout the quarter and global economic trends continue to worsen, substantially reducing our second half outlook. We are adjusting our expense plans to more closely align with the weaker business conditions, and are now targeting capital spending of $2.5 billion for fiscal 2009, down from $3.0 billion at the start of the year.”

Additional information on the company’s second quarter results and cost reduction actions will be provided on December 18, 2008, when the company releases a full earnings report at 7:00 a.m. CST and conducts its quarterly earnings conference call at 7:30 a.m. CST.

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Corporate Overview

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $39 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 290,000 employees and contractors to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit news.fedex.com.

Certain statements in this press release may be considered forward-looking statements, such as statements relating to management’s views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the global markets in which we operate, legal challenges or changes related to FedEx Ground’s owner-operators, new U.S. domestic or international government regulation, the impact from any terrorist activities or international conflicts, our ability to effectively operate, integrate and leverage acquired businesses, the impact of high fuel prices, changes in fuel prices and currency exchange rates, our ability to match capacity to shifting volume levels and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and filings with the SEC.

Media Contact: Jess Bunn 901-818-7463
Investor Contact: Mickey Foster 901-818-7468
Home Page: fedex.com

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